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                   COHERENT COMMUNICATIONS SYSTEMS CORPORATION



    NET INCOME PER COMMON SHARE- EXHIBIT 11

    (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                              JUNE 30,             JUNE 30,
                                        ------------------    ------------------
                                          1997       1996       1997       1996
                                        -------    -------    -------    -------
Net income available for
common stockholders                     $ 3,130    $ 2,280    $ 6,035    $ 4,398
                                        =======    =======    =======    =======
Average common shares outstanding        15,188     14,928     15,165     14,887

Average common share equivalents:
      Options                               332        550        350        579
                                        -------    -------    -------    -------
Average number of common and
common share equivalents outstanding     15,520     15,478     15,515     15,466
                                        =======    =======    =======    =======

Net income per common share                0.20       0.15       0.39       0.28
                                        -------    -------    -------    -------


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